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                                                                    EXHIBIT 7(a)



                        [Apache Corporation Letterhead]


                                October 23, 1995



Key Production Company, Inc.
Suite 2050 One Norwest Center
1700 Lincoln Street
Denver, Colorado  80203-4520

Mr. Francis H. Merelli                     Mr. Thomas A. Richardson
Key Production Company, Inc.               Holme Roberts & Owen
Suite 2050 One Norwest Center              1700 Lincoln, Suite 4100
1700 Lincoln Street                        Denver, Colorado 80203
Denver, Colorado  80203-4520



       RE: Purchase by Key Production Company, Inc. ("Key"), of 331,000 shares of Key common stock from Apache Corporation ("Apache")

Ladies and Gentlemen:

       This letter is to confirm our understandings with Francis H. Merelli ("Merelli") and Key concerning the sale of 331,000 shares of Key common stock by Apache to Key. Apache recently informed Merelli of its desire to sell up to 331,000 shares of Key common stock in open market transactions. Pursuant to
Section 7 of the Stock Purchase Agreement dated September 1, 1992, between Apache and Merelli (the "1992 Agreement") concerning the purchase by Merelli of 70,000 shares of Key common stock from Apache, Apache has agreed to provide Merelli with the opportunity to purchase, or to designate another party to purchase, certain shares of Key common stock proposed to be sold by Apache. This letter shall serve to confirm that notice and opportunity to purchase were provided in accordance with the 1992 Agreement with respect to 331,000 shares of Key common stock (the "Shares") to be sold by Apache, that Merelli and Apache have agreed that the purchase price of the shares shall be $5.00 per share, that Merelli has elected to designate Key as the purchaser of the Shares, and that Key, Merelli and Apache have agreed that Key will purchase and Apache will sell the Shares under the following terms and conditions:

       1. Payment; Delivery of Shares. In consideration of the transfer and conveyance of the Shares to Key, Key will deliver to Apache at Closing (as hereinafter defined), against delivery of the Share certificates, an aggregate consideration of $1,655,000 in cash (the "Purchase Price") which shall be paid by wire transfer to the account identified on Schedule "A" hereto for the





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Mr. F. H. Merelli
Key Production Company, Inc.
October 23, 1995
Page 2



benefit of Apache. At Closing, Apache shall deliver certificates for the Shares, accompanied by stock powers duly endorsed for transfer of the Shares to Key, against payment of the Purchase Price.

       2. Purchase for Own Account. Key represents and warrants that the Shares are being purchased for its own account, that the Shares are not being purchased with a view to sale, distribution or other disposition.

       3. Apache's Representations and Warranties. Apache represents and warrants to Key as follows:

              (a) Corporate Organization. Apache is a corporation duly organized and validly existing, in good standing, under the laws of the State of Delaware. Apache has the corporate power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this agreement.

              (b) Authorization. The execution and delivery of this agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf Apache and Apache is not subject to any charter, by-law, lien or encumbrance of any kind, agreement, instrument, order or decree of any court or governmental body which would prevent consummation of the actions contemplated by this agreement.

              (c) Stock. Apache is the sole owner of the Shares free and clear of all liens, encumbrances, restrictions, voting trusts or other adverse claims or rights, except rights of Merelli under the 1992 Agreement, and except as otherwise noted on the face of the stock certificates.

       4. Key's Representations and Warranties. Key represents and warrants to Apache as follows:

              (a) Corporate Organization. Key is a corporation duly organized and validly existing, in good standing, under the laws of the State of Delaware. Key has the corporate power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this agreement.

              (b) Authorization. The execution and delivery of this agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf Key and Key is not
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Mr. F. H. Merelli
Key Production Company, Inc.
October 23, 1995
Page 3




                     subject to any charter, by-law, lien or encumbrance of any kind, agreement, instrument, order or decree of any court or governmental body which would prevent consummation of the actions contemplated by this agreement.

       5. Closing. The closing of the purchase and sale contemplated hereby shall occur at 10:00 a.m. local time on October 24, 1995 (the "Closing") at Key's offices in Denver, Colorado, or at such other time and place as the parties may agree in writing. All representations and warranties of each party hereto shall be deemed to be restated in their entirety on and as of the date of Closing.

       6. General Provisions. The transactions and agreements contemplated by this letter will be subject to the following provisions:

              (a) Amendment. The agreements contained herein may be amended only by written instrument executed by each of Key, Merelli and Apache.

              (b) Brokers. Each party hereto indemnifies the other against any liability or expense for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation incurred by the indemnifying party in connection with the agreements contained herein or any transaction contemplated hereby.

              (c) Expenses. Each party shall be solely responsible for expenses incurred in connection with the agreements contained herein and any transaction contemplated hereby and shall not be entitled to reimbursement by the other party.

              (d) Successors. This agreement shall be binding upon and shall inure to the benefit of the parties hereto and the respective successors and assigns of Key, Merelli and Apache.

              (e) Notices. All notices which are required or may be given pursuant to this letter shall be given in writing and delivered personally or by registered or certified mail, postage prepaid to the addresses of the parties first set forth above. All notices shall be deemed to have been given as of the date of receipt.

              (f) Entire Agreement. This letter constitutes the entire agreement between the parties hereto and supersede all prior agreements, negotiations and understandings.

              (g) Governing Law. The agreements contained herein shall be interpreted in accordance with the laws of the state of Texas.
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Mr. F. H. Merelli
Key Production Company, Inc.
October 23, 1995
Page 4




              (h) Announcements. The parties shall consult with each other with regard to all press releases and other announcements issued after the date of this letter and prior to the date of Closing concerning the agreements contained herein or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, none of Apache, Key or Merelli shall issue any such press release or other publicity without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

       If the foregoing accurately sets forth our agreement with respect to the matters described above, please sign where indicated below and return a copy of this letter for our files.


                                        APACHE CORPORATION



                                           /s/ Z. S. Kobiashvili
                                        ---------------------------------
                                        By:  Z. S. Kobiashvili
                                        Its: Vice President and
                                             General Counsel




                                           /s/ Mark A. Jackson
                                        ---------------------------------
                                        By:  Mark A. Jackson
                                        Its: Vice President, Finance



ACCEPTED and AGREED:



/s/ Francis H. Merelli
---------------------------------
Francis H. Merelli,
a citizen and resident of Colorado


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Mr. F. H. Merelli
Key Production Company, Inc.
October 23, 1995
Page 5





KEY PRODUCTION COMPANY, INC



     /s/ Monroe W. Robertson
----------------------------------
By:  Monroe W. Robertson
Its: Senior Vice President
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                                                                    SCHEDULE "A"





                               APACHE CORPORATION

                              WIRING INSTRUCTIONS

                           FIRST BANK OF MINNEAPOLIS
                                ABA #091-000-022
                           APACHE CORPORATION MASTER
                            ACCOUNT #1-502-5008-9953